Exibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Arthur W. Simonetti

FSS Contract Administrator

Amerx Health Care Corporation

Office: 727-443-0530

Info@ www.AMERIGEL.com

Amerx Health Care Corporation

News Release

Clearwater, FL

AMERX HEALTH CARE CORPORATION AWARDED FEDERAL SUPPLY SERVICE 6511A MEDICAL EQUIPMENT & SUPPLIES CONTRACT

Clearwater, Florida – June 27, 2012… Justice W. Anderson, President of Amerx Health Care Corporation, a division of Procyon Corporation (OTC:PCYN), announced that Amerx has been awarded a Federal Supply Service 6511A Medical Equipment & Supplies Contract effective June 15, 2012 through June 14, 2017.

“Amerx Health Care is excited about the opportunity to provide Amerigel® Advanced Skin and Wound Care products to physicians and wound care professionals caring for our soldiers and veterans. Diabetes is on the rise in our nation and the number of veterans in need of advanced wound care options is increasing every year due to the effects of diabetes. We feel that Amerigel® offers an ideal fit for VA Hospitals, Clinics and Wound Care Centers looking to provide faster healing, reduced infection rates and a reduction in overall wound care costs. Amerx is looking forward to working together to deliver solutions for the treatment of chronic ulcers, post-surgical wounds and conditions related to diabetic skin with use of the Amerigel® product line.” said Anderson.

Amerigel® products are recognized as one of the leading non-graft wound care/ulcer treatments by physicians who treat foot, ankle and lower extremity conditions. In addition to the products’ effectiveness; physicians site Amerigel’s® affordability and ease of use as key benefits. The Amerigel® product line includes AmeriGel® Hydrogel Wound Dressing, AmeriGel® Hydrogel Saturated Gauze Dressing, Amerigel® Post-Op Kits, Amerigel® Care Lotion, Amerigel® Barrier Lotion and Amerigel® Wound Wash.

For on-line access to contract ordering information, terms and pricing go to GSA Advantage at www.GSAAdvantage.gov. For more information on ordering from Federal Supply Schedules, click on the FSS Schedules button at: fss.gsa.gov. FSS Contract Administrator: Arthur W. Simonetti, (727) 443-0530 ext. 211 or e-Mail: aws@amerxhc.com. For product information, click on the Healthcare Providers button at www.AMERIGEL.com.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of our business, the markets for our products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that our actual results could differ materially from those contained in forward-looking statements. Our financial condition and the results of our operations will depend on a number of factors, including, but not limited to, the risk factors outlined in our Annual Report on 10-K for the year ended June 30, 2010, as filed with the Securities and Exchange Commission on September 28, 2011. There may be other factors not mentioned above or included in our Securities and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statement. The reader should not place undue reliance on any forward-looking statement. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statement as a result of new information, future event or development, except as required by securities laws